Exhibit 23.1

PricewaterhouseCoopers

Kesselman & Kesselman

Certified Public Accountants (Isr.)

Trade Tower, 25 Hamered Street

Tel Aviv 68125 Israel

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Teva Pharmaceutical Industries Ltd. of our reports dated March 17, 2005, relating to the financial statements for the year ended December 31, 2004 and the related financial statement schedule, which are included in Teva Pharmaceutical Industries Limited’s Annual Report on Form 20-F for the year ended December 31, 2004.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers
International Limited

Tel-Aviv, Israel

June 30, 2005